SECOND AMENDMENT
                                        TO
                             ASSET PURCHASE AGREEMENT


     This Second Amendment to Asset Purchase Agreement ("Second Amendment") is dated as of June 3, 1996, by and among T-C Threads, Inc. d/b/a Threads USA, a Tennessee corporation ("TUSA"), Threads of Puerto Rico, Inc., a North Carolina corporation ("TPR"), Productos Para La Industria de la Maquila, S.A. Prima, a Honduras corporation ("Prima"), Hilos Y Accesorios, S.A. de C.V., a Mexico corporation ("Hilos") and Dixie Yarns, Inc., a Tennessee corporation ("Dixie") (TUSA, TPR, Prima, and Hilos are sometimes collectively referred to herein as "Threads" and TUSA, TPR, Prima, Hilos and Dixie are sometimes collectively referred to herein as the "Sellers'') and American & Efird, Inc., a North Carolina corporation (the "Buyer").

     W I T N E S S E T H:

     WHEREAS, the Buyer has agreed to purchase substantially all of the assets of Threads used in its business as well as certain assets of Dixie used primarily in Threads' business, excluding certain assets as agreed upon by the parties, all as set forth in that certain Asset Purchase Agreement between the parties hereto dated as of May 23, 1996 (as amended by Amendment to Asset Purchase Agreement dated May 31, 1996, the "Purchase Agreement"); and

     WHEREAS, certain provisions of the Purchase Agreement require clarification, modification or exceptions to be made thereto and the parties recognize that it is in their mutual interests to agree to such modifications, clarifications and exceptions on the date hereof;

     NOW, THEREFORE, without prejudice to any party and in consideration of the mutual agreements set forth herein and other good and valuable consideration, receipt of which is hereby acknowledged, and upon the terms and subject to the conditions set forth herein and in the Purchase Agreement, the parties hereto hereby agree as follows:

1. DEFINITIONS; ITALICS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

2.  PERSONAL PROPERTY TAX ADJUSTMENTS AND PRORATIONS.

(a) Personal property taxes with respect to the Assets (other than motor vehicles) for the calendar year in which the Closing takes place shall be prorated through the Closing Date on a calendar year basis and the Buyer shall receive a credit at the Closing for all unpaid personal property taxes with respect to the Assets up to and including the Closing Date. Because the tax amount has not been determined as of the Closing Date, taxes have been prorated on the Closing Statement dated as of the date hereof (the "Closing Statement") using the tax amount for the prior year and the Sellers and the Buyer agree, from and after the Closing Date and upon written demand of either party, to promptly remit to the other party such additional amounts as are necessary to discharge its pro rata share of such taxes when the taxes for the calendar year in which the Closing occurs have been determined.

(b) Personal property taxes with respect to motor vehicles which are a part of the Assets shall be prorated through the Closing Date on the basis of the tax period which applies to each such motor vehicle. The tax amount of each such motor vehicle has not been determined as of the Closing Date; therefore, upon receipt of the tax bill related to each motor vehicle, the party receiving such bill shall promptly remit the taxes therefor to the appropriate taxing authority, and a copy thereof to the other party along with a breakdown of the pro rata share of each party. Sellers and Buyer hereby agree to promptly remit to the other party, as appropriate, such amount as necessary to discharge its pro rata share of such taxes.

(c) Personal property taxes with respect to Finished Goods for the calendar year in which the Closing takes place shall be the responsibility of the Sellers. Because the tax amount has not been determined as of the Closing Date, the full amount of taxes relating to Finished Goods paid by TUSA during the prior year have been deducted from the amount payable to the Sellers at Closing (as reflected on the Closing Statement). The Sellers and the Buyer agree, from and after the Closing Date and upon written demand of either party, to promptly remit to the other party such additional amounts as are necessary to reflect the Sellers' obligations with respect to such taxes for the calendar year in which the Closing occurs when such taxes have been determined.

(d) The Sellers agree to be responsible for all personal property taxes charged, laid, levied or imposed upon the personal property located at the Sellers' Des Plaines facility prior to the Closing Date (which shall include the second (final) installment for the 1995 tax year, the first (estimated) installment for the 1996 tax year, prorated on a daily basis, and any necessary adjustments to be made pursuant to the second (final) installment of the 1996 tax year).

(e) Without limiting the effectiveness of the foregoing, the Sellers agree to pay prior to becoming delinquent all 1996 and 1997 taxes levied on personal property of any of the Sellers located in Gaston County, North Carolina, except for personal property taxes being contested in good faith.

3. COUNTERPARTS; GOVERNING LAW. This Second Amendment may be executed in counterparts and shall be governed by the laws of the State of North Carolina.

                                     SELLERS:

                                     T-C THREADS, INC.


                                     By:/s/Gary A. Harmon
                                        Gary A. Harmon
                                        Vice President



                                     THREADS OF PUERTO RICO, INC.


                                     By:/s/Gary A. Harmon
                                        Gary A. Harmon
                                        Vice President



                                     DIXIE YARNS, INC.


                                     By:/s/Gary A. Harmon
                                        Gary A. Harmon
                                        Treasurer



                                     PRODUCTOS PARA LA INDUSTRIA
                                     DE LA MAQUILA, S.A. PRIMA


                                     By:/s/Gary A. Harmon
                                        Gary A. Harmon
                                        Vice President





                                     HILOS Y ACCESORIOS, S.A. DE C.V.


                                     By:/s/Gary A. Harmon
                                        Gary A. Harmon
                                        Vice President


                                     BUYER:

                                     AMERICAN & EFIRD, INC.


                                     By:/s/Thomas W. Dickson
                                        Thomas W. Dickson, President